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                                                                    EXHIBIT 99.2


MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
DARREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone: 619/231-1058

BARRACK, RODOS & BACINE
STEPHEN R. BASSER (121590)
BLAIR A. NICHOLAS (178428)
MATTHEW P. MONTGOMERY (180196)
600 West Broadway, Suite 1700
San Diego, CA 92101
Telephone:  619/230-0800

REINHARDT & ANDERSON
RANDALL H. STEINMEYER
E-1000 First National
  Bank Building
332 Minnesota Street
St. Paul, MN 55101
Telephone: 612/227-9990

Attorneys for Plaintiffs


                          UNITED STATES DISTRICT COURT

                         SOUTHERN DISTRICT OF CALIFORNIA


MICHAEL GIGLIO and ROGER RUBINGER,     ) No. '98 CV U 931S (JFS)
On Behalf of Themselves and All        )
Others Similarly Situated,             ) CLASS ACTION
                                       )
                     Plaintiffs,       ) COMPLAINT FOR VIOLATIONS OF THE
                                       ) FEDERAL SECURITIES LAWS
                                       )
        vs.                            )
                                       )
                                       )
FPA MEDICAL MANAGEMENT, INC., SETH     )
FLAM, SOL LIZERBRAM, STEVEN M.         )
LASH, STEPHEN J. DRESNICK, HOWARD      )
HASSMAN and JAMES A. LEBOVITZ,         )
                                       )
                                       )
                     Defendants.       ) Plaintiffs Demand A Trial
                                       ) By Jury

_____________________________________   _____________________________________
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                                  INTRODUCTION

        1. This is a securities class action on behalf of all those who purchased or otherwise acquired the common stock of FPA Medical Management, Inc. ("FPA" or the "Company") between February 27, 1997 and May 14, 1998 (the
"Class Period"), seeking to pursue remedies under the Securities Exchange Act of 1934. This action alleges a series of false and misleading statements by defendants issued as part of a scheme to artificially inflate the market price of FPA's common stock and to defraud purchasers of that stock during the Class Period.

        2. FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee for service patients through a network of independent practice association physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to payor contracts.

        3. FPA's strategy is to increase enrollment by adding new payor relationships and new providers to the existing FPA network and by expanding the FPA network into new geographic areas where the penetration of managed healthcare is growing. Prior to and during the Class Period FPA was engaged in acquiring new companies or their assets and induced market confidence that it was effectively merging with and integrating these new assets and


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companies, while achieving favorable merger synergies, prosperity, record financial results and success.

        4. During the Class Period and pursuant to defendants' scheme to artificially inflate FPA's stock, defendants represented that FPA was continuing to realize "strong revenue and earnings growth," with "successful integration of new operations" that were "ahead of plan." Defendants claimed that FPA offered "enhanced financial and management resources," that acquisitions were "immediately positive to earnings through consolidation of corporate and marketing operating expenses," that FPA was doing "an effective job of blocking and tackling and producing quality and value," had the "ability to successfully integrate seven acquisitions," was achieving "significant synergies," "record" results and was performing "above expectations" as "integration plans provide positive sequential results." Defendants stated that FPA's entry into national contracts with "some of the largest and highest quality healthplans" in the country enabled it to "increase revenues" and unabashedly declared "we remain comfortable with analysts' earnings estimates for the fourth quarter of 1997 and 1998" adding "we expect to exceed analysts' high range revenue estimates for the 1997 fourth quarter."

        5. But, in truth, FPA's business model was failing. By the beginning of the Class Period and even more with each passing acquisition, FPA's business and financial condition was spiralling towards disaster. FPA's economic condition was being seriously and adversely impacted by a frenetic acquisition pace that had greatly exceeded its critically important management information system ("MIS") and medical claims tracking abilities required to control


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medical costs and by the assumption or absorption of too many unprofitable contracts and payor relationships. FPA could not and was not controlling medical costs and was failing to adequately reserve for incurred but not reported ("IBNR") medical costs. FPA was losing millions as operating expenses vastly exceeded income. Defendants were able to camouflage FPA's increasing problems by financial results that were false and misleading. But when it was no longer able to conceal its problems after an FY97 year-end audit, FPA was forced to reveal that its purportedly healthy business had collapsed -- acknowledging that it had overvalued its acquisitions by an astounding $125 million, was running out of money, and would exhaust its cash by June 30, 1998, as it spent $8 million more than it was taking in, and revealing that it had lacked adequate controls and infrastructure to manage its business. Reporting 1Q98 results that were far below the quarterly earnings defendants' false and misleading statements had led analysts to expect, the Company revealed that it would post about $200 million in charges in 2Q98, including about $125 million in goodwill impairment and $40 million in write-down of shared risk and other receivables and that it had set inadequate reserves which had the effect of inflating its financial results. In sum, as one reporter commented, FPA had "crash landed."

        6. As a result of these revelations, on May 15, 1998, FPA's stock collapsed from $11.50 to just $6.00 and had an almost 50% one-day stock drop on huge volume of over 18.6 million shares.

        7. Thus, as a result of defendants' false financial reporting and misrepresentations and concealment of serious problems in FPA's business during the Class Period, FPA's common


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stock traded at artificially inflated levels as high as $39.875 per share. While
FPA stock was artificially inflated, the Company used it as currency to acquire several companies in transactions totaling more than several hundred million dollars. Top FPA executives named as defendants, taking advantage of their knowledge of adverse, non-public information, sold off 415,040 shares of their FPA stock for illegal insider trading proceeds of over $9.8 million.

        8. The price action of FPA's common stock and the insider selling engaged in by the defendant insiders during the Class Period is shown below.

                           FPA MEDICAL MANAGEMENT INC.

                        JANUARY 2, 1997 -- MAY 18, 1998

                               DAILY STOCK PRICES










                                    [GRAPH]












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                             JURISDICTION AND VENUE



        9. The claims asserted herein arise under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. Sections 78j(b) and 78t(a), and Rule 10b-5, 17 C.F.R. Section 240.10b-5.

        10. Jurisdiction is conferred by Section 27 of the Exchange Act, 15 U.S.C. Section 78aa, and 28 U.S.C. Section 1331.

        11. Venue is proper in this District pursuant to Section 27 of the Exchange Act, and 28 U.S.C. Section 1391(b). FPA is headquartered in this District. The false and misleading statements were made or issued from this District and most of the acts and transactions giving rise to the violations of law complained of occurred in this District.

                                     PARTIES

        12.     (a)     Plaintiff Michael Giglio purchased 500 shares of FPA
common stock on October 15, 1997 at $35 per share, 500 shares on October 31, 1997 at $25 per share, 1,000 shares on March 9, 1998 at $18-1/2 per share and 1,000 shares on March 10, 1998 at $17 per share, and was damaged thereby.

                (b) Plaintiff Roger Rubinger purchased 3,000 shares of FPA common stock on December 4, 1997 at $17.875 per share, 2,000 shares on January 12, 1998 at $15.875 per share, and 2,000 shares on January 20, 1998 at $13.4375 per share, and was damaged thereby.

        13. Defendant FPA Medical Management, Inc. is headquartered at 2878 Camino del Rio South, San Diego, California. FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provided primary and specialty care services to


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prepaid managed care enrollees and fee-for-service patients through a network of independent practice association physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to payor contracts. During the Class Period, FPA stock traded in an efficient market on the NASDAQ National Market System.

        14.     (a)     Defendant Seth Flam ("Flam") is, and at all relevant
times was until his resignation in March 1998, FPA's President, Chief Executive Officer and a director (Principal Executive Officer) . Because of defendant Flam's positions with the Company, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, defendant Flam sold 93,000 shares of FPA stock for proceeds of $2.2 million. He also received a $4.8 million severance package when he resigned in March 1998.

                (b) Defendant Sol Lizerbram ("Lizerbram") is, and at all relevant times was, FPA's Chairman of the Board of Directors. Because of defendant Lizerbram's position with the Company, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including the Company's


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operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, defendant Lizerbram sold 87,900 shares of FPA stock for proceeds of $2.1 million.

                (c) Defendant Steven M. Lash ("Lash") is, and at all relevant time was, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Accounting Officer) of the Company. Because of defendant Lash's positions with the Company, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, defendant Lash sold 79,000 shares of FPA stock for proceeds of $1.8 million.

                (d) Defendant Stephen J. Dresnick ("Dresnick") is, and at all relevant times was, a director and Vice Chairman of the Board of Directors of FPA. On March 26, 1998 he was appointed Chief Executive Officer of the Company, replacing Flam. Because of defendant Dresnick's positions with the Company, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via


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access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, defendant Dresnick sold 36,140 shares of FPA stock for proceeds of $859,140.

                (e) Defendant Howard Hassman ("Hassman") is, and at all relevant times was until his resignation on April 1, 1998, a director and Executive Vice President of FPA. Because of defendant Hassman's positions with the Company, he knew the adverse non-public information about its business, finances, products, markets and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, defendant Hassman sold 98,000 shares of FPA stock for proceeds of $2.3 million. He also received a $3.4 million severance package when he resigned on April 1, 1998.

                (f) Defendant James A. Lebovitz ("Lebovitz") is, and at all relevant times was, the Senior Vice President of FPA, General Counsel and Secretary to the Company. Because of defendant Lebovitz's positions with the Company, he knew the adverse non-public information about its business, finances, products, markets


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and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors' meetings and committees thereof and via reports and other information provided to him in connection therewith. During the Class Period, defendant Lebovitz sold 21,000 shares of FPA stock for proceeds of $469,771.

        15. The defendants named in Paragraph 14(a)-(f) are referenced herein as the "Individual Defendants."

        16. By reason of their management positions, and membership on FPA's Board of Directors, and their ability to make public statements in the name of FPA, defendants Lizerbram, Flam, Lash and Dresnick were controlling persons and had the power and influence to cause FPA to engage in the unlawful conduct complained of herein.

                        MOTIVE, OPPORTUNITY AND KNOWLEDGE

        17. Because of their Board membership and/or exclusive and managerial positions with FPA, each of the Individual Defendants had access to the adverse non-public information about the business, finances, products, markets and present and future business prospects of FPA particularized herein via access to internal corporate documents, conversations or connections with corporate officers or employees, attendance at management and/or Board of Directors' meetings and committees thereof and/or via reports and other information provided to them in connection therewith.


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        18.     Defendants had a duty to promptly disseminate accurate and truthful information with respect to FPA's operations and financial condition or to cause and direct that such information be disseminated and to promptly correct any previously disseminated information that was misleading to the market. As a result of their failure to do so, the price of FPA common stock was artificially inflated during the Class Period, damaging plaintiffs and the Class.

        19. The Individual Defendants, because of their positions with FPA, controlled the contents of quarterly and annual reports, press releases and presentations to securities analysts. Each Individual Defendant was provided with copies of the reports and press releases alleged herein to be misleading prior to or shortly after their issuance and had the ability and opportunity to prevent their issuance or cause them to be corrected. Because of their positions and access to material non-public information available to them but not the public, each of these defendants knew that the adverse facts specified herein had not been disclosed to and were being concealed from the public and that the positive representations which were being made were then false and misleading. As a result, each of the Individual Defendants is responsible for the accuracy of FPA's corporate filings and the corporate releases detailed herein as "group-published" information and is therefore responsible and liable for the representations contained therein.

        20. Each of the defendants is liable as a primary violator in making false and misleading statements, and for participating in a fraudulent scheme and course of business that operated as a fraud or deceit on purchases of FPA stock during the Class Period. All


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of the defendants had motives to pursue a fraudulent scheme in furtherance of their common goal, i.e. inflating the trading price of FPA stock by making false and misleading statements and concealing material adverse information. The fraudulent scheme and course of business, was designed to and did: (a) deceive the investing public, including plaintiffs and other Class members; (b) artificially inflate the price of FPA stock during the Class Period; (c) cause plaintiffs and other members of the Class to purchase FPA stock at inflated prices; (d) enable FPA to use artificially inflated stock as currency to acquire other companies and create the false impression of successful expansion and prosperity; (e) increase the value of options to purchase FPA stock owned by the Individual Defendants, as well as their own FPA shareholdings; (f) conceal and cover-up the Individual Defendants' mismanagement of FPA and failure to properly implement a viable acquisition strategy while conferring exorbitant salaries, and bonuses upon certain defendants that were grossly disproportionate to FPA's true business condition; and (g) permit them to pocket, in the aggregate, over $9.8 million in illegal insider-trading proceeds as part of the fraudulent scheme and course of business they were pursuing and participating in, thus personally profiting from their own deliberate and dishonest acts.

                              STATUTORY SAFE HARBOR

        21. The federal statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the allegedly false statements pleaded in this Complaint because even if any of the statements pleaded herein were "forward-looking statements they were not actually identified as "forward-


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looking statements" when made, or it was not stated that actual results "could differ materially from those projected," or the forward-looking statements pleaded were not accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the statements made therein. Defendants are liable for the allegedly forward-looking statements pleaded in any event because, at the time each of those forward-looking statements was made, the speaker knew the allegedly forward-looking statement was false and was authorized and/or approved by an executive officer of FPA who knew that those statements were false when made.

                    DEFENDANTS' AWARENESS OF THE UNDISCLOSED
                   ADVERSE CONDITIONS IMPACTING FPA'S BUSINESS

        22. The defendants are top officers and directors of FPA and controlled the Company's press releases, corporate reports, SEC filings or communications with analysts, as well as the preparation of its financial statements. A key management tool for the Company's top executives and directors was its business plan, budget, forecast or projection, by which the Company's top executives set performance goals for FPA and then closely monitored the corporation's actual performance, i.e., results of operations compared to the planned, budgeted or forecasted results on a constant basis. These plans, forecasts and budgets were prepared on an annual basis and updated during the year. All of the defendants were aware of FPA's internal plan, forecast and budget and of the internal reports prepared and circulated, at least monthly, comparing FPA's actual results to those previously planned, budgeted or forecasted. FPA's top executives used its


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internal plan, budget and forecast as part of the basis for the statements they made publicly about the Company's. performance during 1996, 1997 and 1998.

        23. Throughout the Class Period, based on the frequently prepared and negative internal reports comparing the Company's actual business performance to plan, budget and forecast, the defendants knew or recklessly disregarded that those public statements were false and misleading when made and were inflating the market price of FPA stock.

                        DEFENDANTS' FALSE AND MISLEADING
                       STATEMENTS DURING THE CLASS PERIOD

        24. Defendants issued numerous false and misleading statements during the Class Period pursuant to their fraudulent scheme. On February 27, 1997, FPA announced "record" fourth quarter and FY96 year-end results, stating:

        FPA Medical Management, Inc. today announced revenues and earnings for the fourth quarter and year ended December 31, 1996.



                Operating revenues for the fourth quarter ended December 31, 1996 increased 166% to $151.0 million compared to $56.8 million in the same period last year, including the operations of Sterling Healthcare Group, Inc., accounted for as a pooling of interests. Net income for the fourth quarter was $4.2 million or $0.18 per share (excluding non-recurring charges of $36.3 million related to transaction costs associated with the acquisition of the Foundation Health affiliated medical centers in Arizona and California, Sterling Healthcare Group, and certain restructuring charges) compared to net income of $677,000 or $0.04 per share for the same period last year. Including the charges, the Company reported a net loss of $23.5 million or $1.01 per share. Weighted average shares outstanding were 23,199,195 and $16,961,698 for the fourth quarters of 1996 and 1995, respectively, with shares outstanding including the effect of the Sterling pooling.

                For the year ended December 31, 1996, operating revenue increased 161% to $440.3 million compared to $168.4 million for the same period last year. Excluding


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        the non-recurring charges, net income for the year was $13.0 million or
        $0.60 per share on weighted average shares outstanding of 21,702,786 compared to net income of $3.8 million or $0.28 per share on 13,693,193 weighted shares outstanding for the same period in the prior year. Including non-recurring charges of $38.0 million, FPA reported a loss of $15.7 million or $0.72 per share.

                Commenting on the results, Dr. Seth Flam, President and Chief Executive Officer stated, "1996 was a year of significant achievement for FPA. During the year we successfully executed our growth strategy by entering into new geographic regions. Through the merger with Sterling Healthcare Group we now have operations in 25 states. We remain optimistic about our long-term prospects and have built a solid foundation for growth both internally and through strategic acquisitions."

                Dr. Sol Lizerbram, Chairman added, "In 1996 we successfully attracted new payors into the FPA network and will continue to build upon these relationships as we expand into new regions across the country."

                Steve Lash, Executive Vice President and Chief Financial Officer stated, "We are pleased with the strong revenue and earnings growth achieved during 1996. This growth continues to be driven by HMO enrollment contributed from new primary care physicians in the FPA network. At the end of 1996, the FPA network consisted of over 4,400 primary care physicians providing healthcare services to more than 623,000 HMO members."

        25. On March 17, 1997, FPA and AHI Healthcare Systems, Inc. announced completion of their merger via a press release stating:

                Each share of AHI Healthcare System's common stock will be exchanged for .391 shares of FPA Medical Management's common stock based on FPA's average closing price of $22.99 during the measurement period. Based on AHI's 14,551,541 shares outstanding, the aggregate consideration was approximately 5,689,652 shares of FPA common stock or approximately $117 million based on the $20.56 closing price of FPA's common stock on the Nasdaq National Market on March 14, 1997.

                Dr. Seth Flam, FPA's President and Chief Executive Officer, stated, "This transaction with AHI advances FPA's position as the largest primary care physician practice management company in the country. We are proud to merge with a company that shares our commitment to primary care and quality."

                "The merger will immediately add more than 200,00 HMO enrollees serviced through FPA physicians, expand


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        FPA's primary care operations into three new markets, and add nine payors to the FPA network," commented Dr. Sol Lizerbram, Chairman of FPA.

                Steven M. Lash, FPA's Executive Vice President and Chief Financial Officer commented, "We are pleased to complete our merger with AHI Healthcare Systems. Based on the final terms of the agreement, the transaction will provide immediate accretion to FPA shareholders and will bring the Company's total 1996 annualized revenue to nearly $1 billion."

        26. FPA's press release dated April 30, 1997 announcing the Company's first quarter results stated:

        FPA Medical Management . . . today announced revenues and earnings for the first quarter ended March 31, 1997.

                Operating revenues for the first quarter ended March 31, 1997 increased 114% to $223 million compared to $104 million in the same period last year, including the operations of AHI Healthcare Systems, Inc., recently merged into FPA, accounted for as a pooling of interests. Net income for the first quarter was $6.4 million or $0.20 per share (excluding a non-recurring charge of $37 million related to costs associated with the acquisition of AHI Healthcare Systems, Inc.) compared to net income of $1.4 million or $0.50 per share for the same period last year. Weighted average shares outstanding were 32,288,183 and 25,814,913 for the first quarters of 1997 and 1996, respectively.

                Commenting on the results, Steven M. Lash, Executive Vice President and Chief Financial Officer stated, "We are pleased with our financial performance in the first quarter. Strong HMO enrollment continues to drive our growth. Alter the recent completed acquisition of AHI, we now have over 7,200 primary care physicians providing quality care to over 864,000 HMO members as compared to 1,800 primary care physicians and 232,000 HMO members for the same quarter last year. In addition, we continue to show margin improvements based on the further integration of acquisitions as we continue to reduce medical and administrative expenses. This operating leverage is reflected in the reduction in our overall medical loss ratio of 71% for the first quarter of 1997 compared to 72% for the same period last year"

                Dr. Seth Flam, President and Chief Executive Officer, stated, "We continue to realize strong revenue and earnings growth. During the quarter, we showed same-store growth of 7% due to the successful integration of new operations into the FPA network. Specially, the integration and consolidation of the previously owned


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
        Foundation Health Systems (NYSE:FHS) clinics is ahead of plan.

        27. FPA's announced 1Q97 earnings had an immediate and positive impact upon the market, increasing the share price of its common stock and reversing its prior price weakness due to market factors. Needham &,Co. analyst Bernard Lirola immediately upgraded FPA to a "strong buy" from "buy." Needham was the financial advisor to FPA on its merger with AHI Healthcare Systems, Inc., which closed on March 17, 1997.

        28. On May 21, 1997, FPA announced that it signed an agreement with PacifiCare Health Systems to enter into a ten-year capitated provider agreement with PacifiCare and FHP Health Plans nationwide. The Company's May 21, 1997 press release stated, in pertinent part:

                PacifiCare/FHP currently has approximately 4 million commercial and Medicare members in 14 states, three in which FPA has existing physician networks. FPA currently services 3% of PacifiCare/FHP members in California, 6% in Arizona and 19% in Texas.

                The new agreements are expected to permit growth in existing service areas, and expansion into at least two new service areas by the end of 1997. In addition, PacifiCare/FHP and FPA will work collaboratively to reduce redundant costs, enhance member satisfaction and expand quality improvement programs.

                Dr. Seth Flam, President and Chief Executive Officer of FPA, stated, "We are proud that the country's largest, health plans continue to demonstrate their confidence in FPA. This strategic business relationship with Pacificare will expedite FPA's expansion into new geographic regions and allow for steady revenue growth as contracts are converted to global capitation."

                Dr. Sol Lizerbram, Chairman, stated, "The goal of servicing a critical mass of HMO membership in new markets is simplified with multiple national payor agreements. These agreements enable us to expand into new markets utilizing our physician affiliation model"


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        29.     Continuing to create the impression of health and prosperity, on
June 6, 1997, FPA entered into a definitive agreement to acquire HealthCap, Inc. in a stock-for-stock merger, stating in pertinent part:

                The merger of these two companies will expand FPA's services to Nevada and Missouri and is expected to increase FPA's 1997 revenues on a pro forma basis to more than $1 billion. The merger will be accounted for as a pooling of interests and is expected to close at the end of June 1997.

                Dr. Seth Flam, President and Chief Executive Officer of FPA, stated, "This transaction enhances our primary care operating model and is responsive to the 'direct access' OB/GYN programs marketed by some of our HMO payors."

                Dr. Sol Lizerbram, Chairman of FPA, stated, "The expansion of our network services will continue to further our goal of obtaining global capitation arrangements and allows FPA to work with four new HMO payors."

                Robert McCray, President and Chief Executive Officer of HealthCap, added, "This transaction will be very positive for HealthCap's customers, whose greatest success can be achieved through access to the enhanced financial and management resources that FPA can provide. "

                Steven M. Lash, Executive Vice President and Chief Financial Officer, stated, "This transaction will be immediately positive to earnings through consolidation of corporate and market operating expenses."

The stock-for-stock merger was valued at almost $50 million based on a closing price of $22.75 per share of FPA stock, with shareholders of HealthCap receiving approximately 2.2 million FPA shares.

        30. An article disseminated to the financial community in the June 16, 1997 edition of the San Diego Business Journal entitled "FPA Medical continues its rapid expansion" accurately quoted defendant Lash who allayed any concern that FPA was growing too fast for its own good. The article stated in pertinent part:


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
                "This merger takes us into two new markets that are highly desirable, including St. Louis and Las Vegas, solidifies our leadership position in San Diego, and marks our entry into OB/GYN business," said Steven Lash, FPA's chief financial officer.

                                     * * *

                Lash said the merger will increase FPA's 1997 revenues to more than $1 billion.

                First-quarter revenue of more than $222 million earned the company more than $6 million, or 20 cents per share. In 1996, FPA increased operating revenue by 161 percent to $440 million.

                The boost in revenues tracks FPA's rapid expansion. In December, the company added 240,000 HMO members with its purchase of Foundation Health Medical Group, Thomas Davis Medical Centers and Foundation Health Medical Services.

                In March, FPA completed a merger with AHI Healthcare Systems, Inc. which added 2,200 physicians and 200,000 enrollees in California, Arizona, Texas, Georgia, Louisiana and New York.

                Lash is not concerned that the company is growing too fast for its own good.

                "This is a rapidly consolidating industry," he said "When we make an acquisition and integrate it into our system, we're doing an effective job of blocking and tackling, and producing quality and value."

        31. Shortly thereafter FPA announced another merger via a Company press release dated July 2, 1997, stating in pertinent part:

        FPA MEDICAL MANAGEMENT, INC. (NASDAQ:FPAM) AND HEALTH PARTNERS, INC. today announced that they have entered into a definitive merger agreement pursuant to which FPA Medical Management will acquire Health Partners in a stock-for-stock merger. The closing of the merger is expected to occur late in the third quarter of 1997 and is subject to the receipt of certain regulatory approvals and satisfaction of certain customary conditions.

                Health Partners currently has a network of 418 primary care physicians which provides healthcare services to over 138,000 HMO enrollees. This merger will expand FPA's primary care delivery model to Ohio, Kentucky, Washington DC and Virginia and serve as a platform for significant growth in New York, New Jersey and Texas. Health Partners is the largest physician practice management organization in New York with over 103,000 HMO members.

                In addition, Oxford Health Plans, a shareholder of Health Partners and its largest payor, has agreed to enter into a 10-year strategic agreement with FPA under which FPA will provide physician services to Oxford's members in existing markets and which provides a framework for expansion to new markets. FPA and Oxford will also work collaboratively on continuing to enhance member satisfaction and on quality improvement initiatives.

                                     * * *

                The Health Partners transaction, which is expected to add approximately $160 million to FPA's 1997 proforma revenue and is valued at approximately $115 million, is subject to adjustment in the event that FPA Medical Management's average stock price is less than $18.00 or greater than $22.00. The merger will be accounted for as a pooling of interests and is expected to close in the third quarter of 1997.

                Dr. Sol Lizerbram, Chairman of FPA, stated, "This transaction allows FPA to implement our previously announced strategy of servicing HMO members in the greater New York metropolitan area. We will incorporate FPA's national payor agreements into Health Partners' network of physician providers, which is the largest network of any physician practice management company in the New York region."

                Dr. Seth Flam, President and Chief Executive Officer of FPA, stated, "Significant synergies will be achieved, making this transaction immediately accretive. Such synergies include the consolidation of services with FPA's Philadelphia and San Antonio regional offices as well as corporate services. I am also pleased to announce that Charles Berg, Health Partners' current CEO, will play an important role at FPA as President of our Eastern Region."

        32. An article appearing in The Wall Street Journal on July 3, 1997 reported the investment community's enthusiastic reaction to defendants, seemingly positive announcements, stating:

                Underscoring the spread of managed health care into New York City, FPA Medical Management Inc., a fast-growing manager of physician groups, said it agreed to purchase Health Partner's Inc. for $115 million in FPA stock.

                "This is the platform we have been waiting for to enter the New York metropolitan area," said Sol Lizerbram, chairman of FPA. The San Diego company said it expects the transaction to add about $160 million to its 1997 revenue, which analysts predicted before the announcement would approach $1 billion this year. Since going public in 1994, FPA has made an average of one acquisition per quarter, Dr. Lizerbram said.

                Investors applauded the announcement, sending FPA shares up $2, to $25.875, in Nasdaq Stock Market trading. Subject to various conditions, FPA said it expects to issue between 5.2 million and 6.4 million new shares to complete the purchase, which is expected by the end of September. FPA currently has about 31 million shares outstanding.

        33. Defendants created additional investor confidence and enthusiasm in their Company press release disseminated July 9, 1997 via the PR Newswire which stated:

        FPA Medical Management, Inc. announced today the signing of new seven year agreements with Healthsource, Inc. (NYSE: HS) to service HMO members in three additional states.

                Dr. Seth Flam, President and Chief Executive Officer of FPA, stated, "This agreement will expedite FPA's same store growth efforts in our existing service areas and continue to increase revenues with the additional of global capitation arrangements."

                Dr. Sol Lizerbram, Chairman of FPA, stated, "FPA continues to expand our payor relationships with regional and national HMOs such as Healthsource. These relationships advance our mission of allowing physicians to practice quality medicine in the managed care environment."

        34. Shortly thereafter, FPA announced "record revenues and earnings" for the second quarter 1997 via a press release issued on July 30, 1997 which stated:


                Operating revenues for the second quarter ended June 30, 1997 increased 92.3% to $244.5 million compared to

     $127.2 million in the same period last year, including the operations of HealthCap, Inc., recently merged into FPA, accounted for as a pooling of interests. Net income for the second quarter was $8.1 million or $0.24 per share (excluding a non-recurring charge of $5.4 million related to costs associated with the merger of HealthCap, Inc.) compared to a net loss of $4.6 million or $0.16 per share for the same period last year. Weighted average shares outstanding were 34,259,107 and 28, 317,866 for the second quarters of 1997 and 1996, respectively.

          For the six months ended June 30, 1997, operating revenue increased 100% to $475.6 million compared to $237.2 million in the same period last year. Net income for the first six months of 1997 was $11.0 million or $0.32 per share (excluding non-recurring charges associated with the HealthCap, Inc. and AHI Healthcare Systems, Inc. mergers) compared to a net loss of $3.6 million or $0.13 per share for the same period last year. Weighted average shares outstanding were 34,510,257 and 27,660,452 for the first six months periods of 1997 and 1996, respectively.

          Commenting on the results, Steven M. Lash, Executive Vice President and Chief Financial Officer stated, "Our record results for the second quarter are due to better than expected performance in Texas and Florida, the recently acquired care centers performing above proforma, and all other markets performing as planned. In addition, FPA's G&A expenses continued to decrease as a percentage of sales as we further integrate operations of our previously acquired networks."

          Dr. Seth Flam, President and Chief Executive Officer, stated: "FPA continues to perform above expectations as our integration plans provide positive sequential results. We believe this trend will continue and remain optimistic for the balance of the year."

          Dr. Sol Lizerbram, Chairman, added, "FPA has implemented our plan of signing national payor agreements. In the last six months, FPA has signed five national contracts with some of the largest and highest quality healthplans in the country. These contracts represent over 9.6 million HMO members in our current operating markets and 12.3 million HMO members nationwide. We will begin penetrating this membership which will provide FPA continued success in the future as these contracts enable us to expand into new geographic markets, increase HMO membership and increase revenues."

     35. FPA's reported statements had their desired effect of increasing investor confidence and inflating the share price of its stock. The market reacted with great enthusiasm to FPA's reported "record" revenues for 2Q97. As noted in an article appearing on July 31, 1997 in the San Diego Union-Tribune which stated in pertinent part:

                FPA Medical Management Inc. yesterday demonstrated its ability to cash in on a string of recent acquisitions by more than doubling quarterly revenues and leaping from red ink into profitability.

                The San Diego-based managed care company reported record net income in the second quarter of $8.5 million, or 25 cents per share, compared with a net loss in the similar period last year of $4.6 million, or 16 cents per share.

                The results included a one-time gain of $6.2 million and a one-time charge of $5.4 million, both related to acquisitions.

                Revenues jumped to $245 million, also a record for the company, up from $127 million in the same period last year. If FPA duplicates that performance in coming quarters, it will join the ranks of companies with $1 billion in annual sales.

                                     * * *

                The results announced yesterday appeared healthy "to investors, who pushed FPA's share price up $1 to $27.375. About 1.6 million shares changed hands, or more than twice the average daily volume in recent months.

                The quarterly results also exceeded the expectations of industry analysts, and the company promised more of the same to come.

                "We believe this trend will continue and remain optimistic for the balance of the year," said Dr. Seth Flam, president and chief executive officer.

        36. On October 6, 1997, FPA announced in a press release disseminated to the financial community its expansion into the Los Angeles region and acquisition of Axminster Medical Group in a stock-for-stock merger that closed September 30, 1997. As before, FPA used its own artificially inflated common stock as currency to feed its expansion addiction and further create the false and misleading impression of health and prosperity.

        37. Then on October 14, 1997, FPA announced via a press release that it merged with Health Partners, Inc., stating:

                FPA issued 5,227,273 shares of its common stock in exchange for all the outstanding capital stock of Health Partners and for cancellation of outstanding Health Partners stock options. Based on FPA's closing price of $35.4375 on October 10, 1997, the aggregate merger consideration value is approximately $185 million.

                Steven M. Lash, FPA Executive Vice President and Chief Financial Officer, commented, "We are pleased to finalize our merger with Health Partners and believe the Health Partners network of quality physicians, and our national payor agreements, creates a dynamic opportunity to service HMO members in the New York metropolitan area. Based on the final terms of the agreement, the transaction will provide immediate accretion to FPA shareholders."

        38. Defendants then followed another FPA acquisition with a press release dated October 30, 1997 announcing "record earnings" for the third quarter 1997 and another "new" national payor relationship, stating:

                Operating revenue for the third quarter ended September 30, 1997 increased 45% to $240.6 million compared to $165.5 million in the same period last year. Net income for the third quarter was $10.6 million or $0.29 per share compared to a net loss of $5.4 million of $0.18 per share for the same period last year. Weighted average shares outstanding were 36,552,756 and 30,092,098 for the third quarters of 1997 and 1996, respectively.

                For the nine months ended September 30, 1997, operating revenue increased 76% to $723.8 million compared to $410.5 million in the same period last year. Net loss, including merger, restructuring and other unusual charges, for the first nine months of 1997 was $2.8 million or $0.08 per share compared to a net loss, including merger, restructuring and other unusual charges, of $7.6 million or $0.26 per share for the same period last year. Weighted average shares outstanding were 35,676,985 and 28,933,417 for the nine months ended September 30, 1997 and 1996, respectively.


                                     * * *

                Commenting on the results, Steven M. Lash, Executive Vice President and Chief Financial Officer stated, "We are pleased to report record earnings for the third quarter. FPA's overall medical loss ratio in the third quarter of 1997 was 70.4%. This represents the fourth sequential quarter of MLR improvement. In addition, our G&A expenses continued to decrease as a percentage of revenues which can be attributed to the continued consolidation of acquisitions, synergy achievements and improvements in productivity."

                Dr. Seth Flam, President and Chief Executive Officer, stated, "Subsequent to the quarter end, we announced the completion of the acquisition of Health Partners. This acquisition adds over 100,000 HMO members to our national membership and will provide significant opportunities to expand our payor relationships in the Northeast region. Going forward, our business fundamentals remain strong, and we are strategically positioned to continue our strong internal and external growth through 1997 and beyond."

                Dr. Sol Lizerbram, Chairman, added, "FPA continues to execute its national payor agreements strategy. We are proud of the new relationship we have established with NYLCare Health Plans which brings us to a total of six national agreements. These new relationships enable us to expand into new geographic markets, increase enrollment, and fuel our same-store growth."

        39. In an effort to reverse the downward pressure on the stock due to investor concerns that revenues had slipped compared to 2Q97, FPA led the market to believe that the revenue slippage was merely a result of its election to walk away from three unprofitable contracts. FPA's explanation misled one analyst, Gary Frazier at Bear Sterns, to comment that the quality of FPA's earnings is "quite good," as quoted over the Dow Jones Newswire on October 30, 1997.

        40. In an article appearing in the San Diego Union-Tribune on November 1, 1997, FPA again dismissed slippage of $4.75 in its shares to close at $24.125, a three-month low as of October 30, 1997, after reaching a three-month high of $39.875 on October 6, 1997, stating that investors were incorrectly interpreting difficulties reported by HMOs. These statements by FPA buoyed its stock price and helped to diminish the erosion in the price of its stock that otherwise would have occurred absent those statements due to non-company specific market factors.

        41. On November 24, 1997, FPA announced via a company press release that it had entered into a definitive agreement pursuant to which FPA would acquire Avanti Health Systems of Texas, Inc. Commenting on the acquisition, defendant Lash stated:

        "We are pleased to add the University Medical Group to our existing network of quality physicians in Texas. This transaction will serve as a strong platform for continued growth in our Houston and Dallas markets. We look forward to expanding the number of HMOs whose members University Medical Group physicians can service, including our eight current HMO payors in the region."

        42. On December 9, 1997, FPA announced that it was acquiring Meridian Medical Group. Then, in another effort to stem any decline in its stock, defendants disseminated another Company press release to the investment community on December 12, 1997 stating:

        In response to unusual stock activity and several investor inquiries regarding its relationship with Oxford Health Plans, Inc. FPA Medical Management, Inc. (Nasdaq: FPAM) issued the following statement:

                                     * * *

        Oxford is current with respect to all of its prepayments to Health Partners. The company also stated that Health Partners pays a significant number of its own claims and had developed a customized process with Oxford to regularly receive paid claims information from Oxford or analysis and inclusion in Health Partners, financial statements. This process has been in place and effectively used for the past four years.

                Dr. Seth Flam, President and Chief Executive Officer of FPA Medical Management, Inc. stated, "We are current with respect to all prepaid revenue associated with our Oxford enrollees, and we firmly believe we have the systems in place to safeguard against exposure to the issues Oxford has addressed in the market."

        43. In a Company press release dated January 8, 1998 entitled "FPA Medical Management, Inc. Comments on Operations and Fourth Quarter," designed to increase investor confidence and buoy FPA's share price in the face of downward market pressures in its industry sector, FPA stated:

        FPA Medical Management, Inc. (Nasdaq:FPAM) today commented on the strength of its California based business in response to investor concerns following a recent announcement by another physician practice management services provider, related to market and industry conditions. FPA Medical Management stated that it has a strong 10-year history in California and its current operations are performing as expected.

                Steven M. Lash, Executive Vice President and Chief Financial Officer of FPA Medical Management, Inc., stated, "We have properly structured our California-based operations and continue to manage this part of our network effectively."

        FPA reiterated the following issues regarding its California operations:
        FPA currently has no global capitation risk arrangements in California. FPA has limited its Universal Open Access contract agreements to one plan, and is successfully servicing approximately 18,000 lives, or less than 6% of FPA's total California membership.
        FPA maintains subcapitation agreements with specialists.
        FPA operates Hospitalist programs in most California markets. All California transactions, including the most recent, have been fu11y integrated, with the last significant transaction completed 9 months ago. Steven Lash also stated, "We remain comfortable with analysts' earnings estimates for the fourth quarter of 1997 and 1998 as well as same market growth assumptions. We expect to exceed analysts' high range revenue estimates for the 1997 fourth quarter."

        44. Shortly afterwards, in its press release disseminated to the financial community on January 22, 1998 reporting further positive news, FPA stated:

        FPA MEDICAL MANAGEMENT, INC. (NASDAQ:FPAM) announced today that it has entered into a definitive merger agreement to acquire Orange Coast Managed Care Services, Inc. and St. Joseph Medical Corporation in a stock-for-stock transaction. The transaction is expected to add approximately 120,000 HMO members which are under professional capitation arrangements and will be added to FPA's existing California operations.

                                     * * *

                Steven M. Lash, Executive Vice President and Chief Financial Officer of FPA, stated, "We are pleased to add Orange Coast and St. Joseph to the FPA network. Their commitment to quality managed care and strong positive financial performance will add to the strength and growth of our California operations. Orange Coast is strategically located in the Orange County, Southern California market, which has a strong managed care presence, and due to its close proximity to our San Diego operations, will allow for a seamless integration and synergies."

                Charles T. Madden, Chief Executive Officer and President of Orange Coast, stated, "We are delighted to partner with FPA to continue building our strong physician networks. FPA offers significant opportunities for future growth in the managed care industry such as national payor contracting and management information systems."

                The transaction is expected to increase FPA's California 1998 revenues by more than $60 million assuming a closing date of April 30, 1998, and will be immediately accretive to earnings.

        45. Then, only weeks before the inevitable "crash" that FPA insiders/defendants expected, the Company issued yet another glowing press release reporting "Record 1997 Fourth Quarter and Year End Results" and earnings of $.30 for the quarter. FPA's press release disseminated to the financial community on March 6, 1998 stated, in pertinent part:

                FPA's operating revenues for the fourth quarter ended December 31, 1997 increased 49.4% to $323.0 million compared to $216.2 million for the same period last year. Net income for the fourth quarter was $12.9 million or $0.30 per share (assuming a 38% tax rate and excluding non-recurring charges of $17.0 million related to the acquisition of Health Partners and certain restructuring charges) , compared to a net loss of $9.4 million or $0.27 per share for the same period last year. Including the charges, the Company reported net income of $7.2 million (which includes a year-to-date tax benefit of $3.5 million) or $0.17 per share for the fourth quarter ended December 31, 1997. Weighted average shares outstanding were 43,594,548 and 35,542,571 for the fourth quarters of 1997 and 1996, respectively.

                For the year ended December 31, 1997, operating revenue increased 71.9% to $1.2 billion compared to $678.5 million fort he same period last year. Excluding non-recurring charges related to transaction costs associated with several acquisitions, net income for the year was $25.9 million or $0.61 per share on weighted average shares outstanding of 42,600,468 compared to a net loss of $26.1 million or $0.80 per share on 32,639,412 weighted average shares outstanding for the same period in the prior year. Including non-recurring charges of $55.0 million, FPA reported a loss of $11.8 million or $0.29 per share for the year.

                Commenting on the results, Dr. Seth Flam, President and Chief Executive Officer, stated, "FPA experienced significant profitable growth as our operations expanded to 28 states, our primary care physician network increased to more than 7,600 and our managed care membership topped 1 million. WE are proud of our ability to successfully integrate seven acquisitions and begin reducing their medical loss ratios and improving their financial performance while our existing operations also continued to improve and expand."

                Dr. Sol Lizerbram, Chairman, added, "Our ability to obtain several national payor relationships in 1997 provided the foundation for FPA's continued positive same-store growth and accelerated our entry into new markets. In the fourth quarter of 1997, FPA began servicing Aetna U.S. Healthcare members in New Jersey and in the first quarter of 1998 began servicing their members in New York. In addition, we expanded our relationship with Foundation Health Systems early in 1998 as we began servicing their members in the Northeast."

                Steven Lash, Executive Vice President and Chief Financial Officer, stated, "FPA's positive year end 1997 and fourth quarter financial results were due to our ability to successfully implement our medical management technologies and leverage our acquired service center operations. This has resulted in a decrease in our general and administrative expenses when reported as a percentage of revenue and a reduction in overall medical loss ratio."

        46. However, concern over a Salomon Smith Barney downgrade of the Company, citing increasing debt and declining cash, caused a temporary panic in investors which sent FPA stock plunging $5.69 to close at $18.75 on March 6, 1998. Again, defendants responded with statements designed to buoy market confidence and thereby stem any decline in FPA stock that would have certainly occurred had the full truth about its dire economic and business condition been revealed. In an interview reported in the San Diego Union-Tribune on March 7, 1998, defendant Lash, FPA's Chief Financial Officer, assured the market that Salomon's downgrade was based on "'incomplete information'" and that Salomon's analyst had misunderstood information provided by the Company in a conference call on March 6, 1998. Lash was further accurately reported as claiming that FPA's shares may have also been pressured by unfulfilled rumors on the Internet that the Company was about to be acquired and that the fact that 7 million previously unregistered shares had become available for trading on March 6, 1998, some of which were sold, may have put additional pressure on FPA's share price. The San Diego Union-Tribune also reported on March 7, 1998 that Wall Street analysts generally cheered the Company's financial report of March 6, 1998 noting that Erik Wiberg, an analyst with UBS Securities, said the Company's performance exceeded his expectations, and that "'[t]hey look pretty good,'" while Margott Durow of Vector Securities International characterized the 1997 results as strong.

        47. On March 26, 1998, FPA issued a press release announcing that defendant Dresnick was elected Chief Executive Officer by its Board of Directors following the resignation of defendant Flam. Commenting on defendant Flam's resignation and the business condition of FPA, the Company press release stated:

                Dresnick's appointment followed the resignation of Dr. Seth Flam, one of the founders of the Company, who is leaving to pursue other business interests. "I am an entrepreneur at heart," said Dr. Flam.
        "The Company has grown dramatically since its inception and has established a leadership position among physician practice management companies. I am confident that Steve Dresnick has the ability to manage the Company into the future."

                Dr. Dresnick stated, "I have a tremendous amount of respect for Dr. Flam and what he has helped create. Having been acquisition driven over the past few years, it is important that the Company adjust its focus to place greater emphasis on infrastructure so that we will be able to expand with a greater reliance on internal or same market growth. Our first priority will be to assess all operating divisions and their contribution to profit and cash flow and develop plans to achieve improvements in these areas. Acquisitions will be viewed for their strategic value and their return on capital. We will evaluate debt financing opportunities in order to support such acquisitions."

                The Company also announced that Douglas Kerner, who was recently hired as Vice President-Treasurer, was named Acting chief Financial Officer. Steven Lash, who has been Executive Vice President and Chief Financial Officer since 1994, will remain as Executive Vice President.
        . . . "With the growth that we have experienced this past year and the complexity of our business, it has become difficult to provide leadership and individual attention to both treasury and merger and acquisition activity," said Steven Lash. "Doug was hired because of his experience with cash management, capital related activities and investor relations."

                Steven Lash also stated, "Our business continues to track according to expectations and we remain encouraged by the first quarter's operating and financial performance."

                Dr. Sol Lizerbram, who remains, as Chairman of the Board and will continue to develop national payer relationships and affiliations with hospital integrated delivery systems, stated "I am excited about the prospects for the Company in the coming years. Steve Dresnick brings extensive public company experience and management skills and I look forward to his leadership."

        48. An article appearing in The Wall Street Journal on March 27, 1998 accurately quoted defendant Flam as stating that he was leaving because "'I'm an entrepreneur who has helped to grow a great company . . . [and] it's time for me to do other things in my life.'" It also reported Lash's public remarks that Flam was giving up the post because "'[t]he job had become too much for one person.'" In that same article, defendant Lash was further accurately reported as having commented that FPA financial results continued to track expectations and that "we remain encouraged by the first quarter's performance.

        49. The positive optimistic statements made by defendants during the Class Period were false and misleading when made. The true facts included the following adverse conditions at FPA, which contradicted the Individual Defendants' positive/optimistic public statements and which were known to each of the Individual Defendants:

                (a) FPA's financial results as reported were false, as its earnings were artificially inflated as detailed in Paragraphs 54-66;

                (b) FPA's results from operations were overstated due to the recording of inadequate reserves and the failure to take required write-downs, as is more fully alleged in Paragraphs 54-66;

                (c) Because of the serious difficulties being encountered by companies FPA was acquiring, their acquisition would not be accretive as represented or claimed in FY97 or 1Q98 and, in certain instances, rather than contributing to earnings growth, would decrease earnings;

                (d) FPA did not have information systems or controls that were adequate to keep pace with its acquisitions and, hence, the attempted integration of new companies was a failure and a disaster from the outset, especially with regard to the integration of computer systems integral to tracking claims and controlling costs;

                (e) As a result of gross deficiencies in its computer and information systems and integration problems which were exacerbated by its acquisitions pace, FPA did not effectively or honestly track medical claims and costs;

                (f) FPA, was hemorrhaging as a result of out of control losses and expenses and was saddled with existing and newly acquired unprofitable contracts and unprofitable pricing levels - a serious problem which was worsened by FPA's inherent inability to control costs and its existing lack of adequate systems in its operations necessary to get medical costs under control;

                (g) Contrary to defendants' representations, FPA's integration of acquired businesses and their operations, including MIS, was failing to achieve merger savings and synergies, negatively impacting FPA's results of operations;

                (h) FPA was failing to timely process claims and was understating and under reporting medical costs;

                (i) FPA was artificially increasing its membership lists by obtaining unprofitable accounts;

                (j) FPA was overstating its revenues by including undisclosed bad debts without setting a proper reserve for those bad debts or making adequate allowance for them;

                (k) FPA had been skewing its financial results to make them appear more favorable by setting inadequate reserves for IBNR medical claims;

                (l) FPA was failing to take required restructuring charges, especially with regard to its acquisition of St. Joseph's Medical Corp., thereby causing its reported financial results to be false and misleading;

                (m) Commercial pricing for FPA healthcare contracts was too soft - and far softer than ever disclosed - with a resulting adverse impact on FPA operations;

                (n) Existing and newly acquired lines of business were performing poorly and below plan; and

                (o) As a result of the foregoing, defendants knew that FPA's acquisition-dependent strategy and its business plan were not on track, that FPA was spiraling towards imminent financial disaster and the collapse of its business and that it would not meet analyst expectations for 1997 or 1998 once its financial results were fairly, meaningfully, accurately and adequately reported.

                       THE PREVIOUSLY UNDISCLOSED ADVERSE
                   EVENTS NEGATIVELY IMPACTING FPA'S BUSINESS
                 AND OPERATIONS ARE REVEALED TO A SHOCKED MARKET

        50. Suddenly, FPA shocked the financial community to its roots when, on May 15, 1998, it revealed serious problems in its business and operations to such an extent that it raised serious questions about its ability to operate as a going concern beyond the second quarter of 1998. On May 15, 1998, the Dow Jones reported:

        After several years of aggressive acquisition-fueled growth, FPA Medical Management, Inc. crash landed Friday, reporting first quarter results far below analyst expectations and disclosing that it is running short of cash. The company's shares plummeted in heavy trading.

                The struggling physician-practice management company also said it would post about $200 million in charges in the second quarter, about $125 million in goodwill impairment, $40 million in write-down of shared risk and other receivables and $35 million for severance payments and other items.

                                     * * *

                The San Diego based company said a year-end audit found it had not set aside enough reserves for incurred but not reported, or IBNR, medical claims. It said it had to increase its reserves by $15 million in the first quarter. Market observers said the inadequate reserves in the fourth quarter had the effect of inflating that period's operating results.

                . . . In a filing with the Securities and Exchange Commission Friday, the company said it had $12.4 million in cash and marketable securities at the end of March and that cash on hand and anticipated cash flow from operations will only be enough to meet the company's needs until the end of the second quarter, June 30.

                                   *   *   *

                FPA is facing numerous problems from businesses it acquired from Foundation Health Systems, Inc., over the last few years. It is trying to institute new contracts with doctors linked to a former foundation health medical group in Sacramento. Also, doctors at Tucson-based multispeciality group, Thomas-Davis Medical Centers, have joined the Federation of Physicians and Dentists Union after complaining about increasing workloads, slashed salaries and reduced patient services.

                                   *   *   *

        [T]he blinding speed at which the company expanded caused it to outrun its information systems which were crucially important to cost-control efforts, said Dane Rauscher Inc. analyst Kim Hollingsworth Taylor. . . .

                The company now doesn't have enough money to make the necessary improvements to its information systems, Taylor said. The company is seeking to renegotiate some of its contracts with health-care payers because its existing agreements don't pay enough for FPA to meet all of its expenses, he said.

        51. In a separate article reported over the Dow Jones News Service on May 15, 1998, Bear Stearns analyst Gary Frazier was accurately quoted as stating, "'It's quite obvious now why Flam left and why Lash moved to M&A. . . .
The numbers here are pretty much falling apart.'"

        52. FPA reported a net loss of $9.1 million, or $.20 a basic share, for the quarter ended March 31. That included a restructuring charge of $7.6 million related to the acquisition of St. Joseph Medical Corporation and a charge of $7.9 million related to executive severance. Excluding those items, FPA reported first quarter earnings of $.01 per share, compared with $0.06 per share a year ago and far below the $.31 mean estimate of analysts surveyed by earnings tracker FirstCo. As a result of the May 15, 1998 announcement and revelations in FPA's 10-Q filing with the SEC, by the close of trading, FPA shares were down $5.50 or 48% to close at $6 on NASDAQ volume of
18.6 million shares, far above the daily average of 1.8 million, registering the complete surprise and shock of investors and that they had been grossly misled by FPA's false and misleading statements and concealment of material information.

        53. The investment community in San Diego, FPA's headquarters, was particularly shaken. The lead article appearing in the business section of the San Diego Union-Tribune on May 16, 1998 focused on FPA and was entitled "Shares of FPA Medical fall by Nearly 50%." Noting that the San Diego company "says that it's running out of cash," Craig D. Rose, staff writer of the Union-Tribune reported:

                FPA Medical Management, Inc. whose former chief executive declared the company the picture of health seven weeks ago, said yesterday that it was running out of cash, losing money on certain contracts and had overvalued its acquisitions by some $125 million.

                                     * * *

                The San Diego-based physician practice management company said that it would respond to the problems by closing certain offices, seeking to renegotiate or terminate its losing contracts, and taking a one-time charge of up to $200 million during the second quarter.

                                     * * *

          Officials of the company noted that it will exhaust its cash by June 30 and that it needs to raise more money. FPA is spending $8 million more each month than it is taking in.

                                     * * *

          Yesterday's announcement painted a distinctly different portrait of the company than one provided when Dr. Seth Flam announced his resignation as Chief Executive Officer on March 26.

     "I feel very comfortable about the first quarter," Flam said at the time. He added: "I'm leaving the company with it poised to be extremely successful this year."

                                     * * *

          Fueled by a string of acquisitions, FPA leapfrogged from revenues of just $50 million four years ago, when it first sold its shares to the public, to current annual revenues in excess of $1 billion. But analysts said yesterday that the growth had been inadequately managed.

          "The acquisitions were made at such a frenetic pace and the company did not have adequate controls and infrastructure to manage to operations," said Radininsky.

                                     * * *

          "There is a lack of operating controls and inadequate accounting," said Lirola.

                            FALSE FINANCIAL RESULTS

     54. In order to inflate the price of FPA's stock and to misrepresent the success of its business and its various mergers during the Class Period, the Individual Defendants caused the Company to present false financial results during the Class Period by, inter alia, failing to accurately report medical claims incurred, losses on contracts, overstating the useful life of goodwill, failing to accurately report the deterioration of goodwill, failing to set adequate reserves or report IBNR and by making inadequate allowance for bad debts.

        55. These actions resulted in a material overstatement of the Company's results during the Class Period in violation of Generally Accepted Accounting Principles ("GAAP") and SEC rules.

        56. GAAP are those principles recognized by the accounting profession as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. SEC Regulation S-X (17 C.F.R. Section 210-4-01(a)(1)) states that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate, despite footnote or other disclosure. Regulation S-X requires that interim financial statements must also comply with GAAP, with the exception that interim financial statements need not include disclosure which would be duplicative of disclosures accompanying annual financial statements. 17 C.F.R.
Section 210.10-01(a).

        57. GAAP, as set forth in FASB Statement of Concepts ("Concepts") No. 5, requires that costs incurred during a period which are related to revenues reported in that period must be recognized as expenses in that same period in order to match costs with revenues generated as result of those costs.

        Further guidance for recognition of expenses and losses is intended to recognize consumption (using up) of economic benefits or occurrence or discovery of loss of future economic benefits during a period. Expenses and losses are generally recognized when an entity's economic benefits are used up in delivering or producing goods, rendering services, or other activities that constitute its ongoing major or central operations or when previously recognized assets are expected to provide reduced or no further benefits.

Concepts No. 5, Paragraph 85. Specifically, GAAP, as set forth in the AICPA Audit and Accounting Guide, Health Care Organizations, June 1, 1996 ("AAG-HCO"), requires that providers of prepaid and managed healthcare services report medical costs at the time services are rendered by accruing such costs and making estimates of claims not yet received.

     Accounting for Health Care Costs

          13.02 Health care costs should be accrued as services are rendered, including estimates of the costs of services rendered but not yet reported. Furthermore, if a provider of prepaid health care services is obligated to render services to specific members beyond the premium period due to provisions in the contract or regulatory requirements, the costs of such services to be incurred, net of any related anticipated revenues, also should be accrued currently.

AAG-HCO Paragraph 13.02, in pertinent part. Additionally, GAAP provides that anticipated losses should be recognized when it is probable that expected future healthcare costs under existing contracts will exceed future revenue from premiums on such contracts.

Accounting for Los Contracts

          13.05 A prepaid health care provider enters into contracts to provide member with specified health care services for specified periods in return for fixed periodic premiums. The premium revenue is expected to cover health care costs and other costs over the terms of the contracts. Only in unusual circumstances would a provider be able to increase premiums on contracts in force to cover expected losses....

          13.06 FASB Statement No. 5, Accounting for Contingencies, states that a loss should be accrued in financial statements when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Accordingly, losses should be recognized when it is probable that expected future health care costs and maintenance costs under a group of existing contracts will exceed anticipated future premiums and stop-loss insurance recoveries on those contracts.

AAG-HCO, Paragraphs 13.05 and 13.06, in pertinent part.

     58. GAAP, as set forth in Accounting Principles Board Opinion ("APB") No. 17, requires that a company evaluate the recoverability of goodwill and other intangible assets in each period for which a balance sheet is presented and, when it is probable the value of goodwill is impaired, record a charge against earnings to account for the impairment.

        Subsequent review of amortization. A company should evaluate the periods of amortization continually to determine whether later events and circumstances warrant revised estimates of useful lives. If estimates are changed, the unamortized cost should be allocated to the increased or reduced number of remaining periods in the revised useful life but not to exceed forty years after acquisition. Estimation of value and future benefits of an intangible asset may indicate that the unamortized cost should be reduced significantly by a deduction in determining net income (APB Opinion No. 9, paragraph 21)

APB Opinion 17, Paragraph 31.

        59. Additionally, the SEC and AICPA maintain that companies in the healthcare industry should amortize goodwill over periods in the range of ten not to exceed twenty years, and that the amortization of goodwill over 40 years is assumed to be inappropriate.

                Goodwill Amortization. In a speech made at the AICPA National Conference on SEC Developments in January 1995, the SEC staff indicated that there are a number of industry factors that make it difficult to assert that an acquired business in the health care industry will survive and provide a competitive advantage for periods as long as forty years. These factors include the following:

                -       Significantly increased competition

                -       Industry consolidation

                -       Changing third-party reimbursement requirements

                -       Technological innovation

                -       An uncertain regulatory future

                When these issues exist, the SEC staff believes that a useful life of as few as ten years is often appropriate and will challenge a useful life of more that twenty years. Auditors of health care entities undergoing purchase acquisitions should be aware of the SEC staff's concerns when reviewing amortization lives assigned to goodwill.

AICPA Audit Risk Alerts, Health Care Industry Developments 1995/96, Complement to AICPA Auditand Accounting Guide Audits of Providers of Health Care Services, at 12.

        60. As a consequence of its numerous acquisitions prior to and during the Class Period, FPA recorded goodwill for each of the acquisitions respectively (the excess of the cost of the acquisition over the fair value of the assets acquired less liabilities assumed). GAAP requires that goodwill resulting from the acquisition of another company be amortized by charges against income over the period estimated to be benefited. See APB No. 17. Defendants knew that, in light of the significantly increased competition among managed healthcare providers, anticipated future industry consolidation, and an uncertain future among other factors, it was highly uncertain at best that the acquisition of FHP would provide a competitive advantage for a period exceeding ten years. See AICPA Audit Risk Alerts, Health Care Industry Developments -- 1995/96, Complement to the AICPA Audit and Accounting Guide Audits of Providers of Health Care Services. Accordingly, FPA should have amortized the acquired goodwill over far fewer years than it did. Had FPA properly amortized the goodwill associated with these acquisitions, it would have materially increased amortization expense and decreased operating income reported in each of the quarterly periods reported during the Class Period.

        61. Further, in order to show positive earnings, defendants caused FPA to provide medical cost accruals and reserves for IBNR that were wholly inadequate to cover the actual level of anticipated costs and claims that had been incurred, and as a consequence, FPA's earnings were artificially inflated.

        62. Defendants knew that accurately estimating the Company's IBNR medical claims for its operations was absolutely essential to reporting accurate financial results for FPA as a whole. FPA's management had responsibility to establish a process for consistently and accurately making its estimates of medical claims on a timely basis. That process should have included controls necessary to accumulate relevant sufficient and reliable data on which to base its estimates. See AICPA AU Section 342.05. However, FPA failed to implement adequate processes to accumulate the reliable, relevant, and sufficient data needed to make reasonable estimates and made IBNR estimates which were wholly inadequate to reflect its medical claims experience within its operations or those operations that it acquired.

        63. Moreover, in addition to the improper accounting for medical costs, FPA was improperly failing to estimate, record and process medical costs and estimates and under-reserving for pharmacy, capitation and other medical costs. FPA knew that it had serious problems in setting accurate medical cost reserve levels and surely knew that the terms of its contracts with providers would make it difficult to increase prices or adjust terms quickly enough to avoid losses being incurred in unprofitable plans.

        64. FPA reported net income and earnings for the Class Period quarterly reporting periods and later included those results in reports on Form 10-Q filed with the SEC and created the impression in the financial community that the results included therein contained all adjustments necessary to present fairly FPA's results of operations and financial position for the relevant quarterly periods. The results FPA reported and its representations concerning those results were false and misleading due to the accounting irregularities noted, the Company's failure to set adequate reserves, the failure to properly report the valuation or useful life of goodwill, and the failure to assess and report actual costs incurred.

        65. Due to the accounting improprieties set forth above, the Company presented its financial results and statements in a manner which violated GAAP and SEC rules, including the following fundamental accounting principles:

                (a) The principle that interim financial reporting should be based upon the same accounting principles and practices used to prepare annual financial statements (APB No. 28, Paragraph 10);

                (b) The principle that financial reporting should provide information that is useful to present and potential investors and creditors and other users in making rational investment, credit and similar decisions was violated (FASB Statement of Concepts No. 1, Paragraph 34);

                (c) The principle that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and effects of transactions, events and circumstances that change resources and claims to those resources was violated (FASB Statement of Concepts No. 1, Paragraph 40);

                (d) The principle that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibility to owners (stockholders) for the use of enterprise resources entrusted to it was violated.

To the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, Paragraph 50);

                (e) The principle that financial reporting should provide information about an enterprise's financial performance during a period was violated. Investors and creditors often use information about the past to help in assessing the prospects of an enterprise. Thus, although investment and credit decisions reflect investors expectations about future enterprise performance, those expectations are commonly based at least partly on evaluations of past enterprise performance (FASB Statement of Concepts No. 1, Paragraph 42)

                (f) The principle that financial reporting should be reliable in that it represents what it purports to represent was violated. That information should be reliable as well as relevant is a notion that is central to accounting (FASB Statement of Concepts No. 2, Paragraphs 58-59);

                (g) The principle of completeness, which means that nothing is left out of the information that may be necessary to insure that it validly represents underlying events and conditions was violated (FASB Statement of Concepts No. 2, Paragraph 79); and

                (h) The principle that conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered was violated. The best way to avoid injury to investors is to try to ensure that what is reported represents what it purports to represent (FASB Statement of Concepts No. 2, Paragraphs 95,
97).

        66. Further, the undisclosed adverse information concealed by defendants during the Class Period is the type of information which, because of SEC regulations, regulations of the national stock exchanges and customary business practice, is expected by investors and securities analysts to be disclosed and is known by corporate officials and their legal and financial advisors to be the type of information which is expected to be and must be disclosed.

                           DEFENDANTS' INSIDER TRADING

        67. While FPA officials were issuing favorable false statements about FPA's business during the Class Period, including rendering financial statements that were false and misleading, the Individual Defendants sold over 415,040 shares of the FPA stock they owned for proceeds of over $9.8 million to profit from the artificial inflation in FPA's stock price their deliberate and dishonest acts and fraudulent scheme had created. Notwithstanding their access to confidential information as a result of their status as directors and/or officers of the Company, the Individual Defendants sold the following amounts of FPA's shares at artificially inflated prices throughout the Class Period while in possession of material non-public information and without disclosing the same:


                                                                       AGGREGATE
NAME                             SHARES          PRICE                  PROCEEDS
--------------------------------------------------------------------------------
SOL LIZERBRAM                    87,900      $19.44-27.75             $2,113,635
DR. SETH FLAM                    93,000      $19.44-27.75             $2,215,794
STEVEN M. LASH                   79,000      $19.44-27.50             $1,873,161
STEPHEN J. DRESNICK              36,140      $18.50-26.50             $  859,140
HOWARD HASSMAN                   98,000      $20.88-27.09             $2,343,870
JAMES A. LEBOVITZ                21,000      $19.44-26.00             $  469,771

This insider selling was unusual in timing and amount.

                                     COUNT I

                     For Violations Of Section 10(b) Of The
                     Exchange Act And Rule 10b-5 Promulgated
                        Thereunder Against All Defendants

        68.     Plaintiffs incorporate by reference Paragraphs 1-67.

        69. During the Class Period, defendants engaged in a scheme and course of business, pursuant to which they knowingly and/or recklessly engaged in acts, transactions, practices and courses of business which operated as a fraud upon plaintiffs and other members of the Class, and made various untrue statements of material fact and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, to plaintiffs and other Class members as set forth above. The purpose and effect of said scheme was to induce plaintiffs and the members of the Class to purchase the Company's common stock during the Class Period at artificially inflated prices.

        70. By reason of the foregoing, the defendants knowingly or recklessly violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in that they themselves or a person whom they controlled: (a) employed devices, schemes and artifices to defraud; (b) made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (c) engaged in acts, practices and a course of business that operated as a fraud or deceit upon plaintiff s and other members of the Class in connection with their purchases of the Company's common stock during the Class Period.

        71. As a result of the foregoing, the market price of the Company's common stock was artificially inflated during the Class Period. In ignorance of the false and misleading nature of the representations described above, plaintiffs and other members of the Class relied, to their damage, directly on the misstatements or on the integrity of the market both as to price and as to whether to purchase these securities. Plaintiffs and the other members of the Class would not have purchased FPA stock at the market prices they paid, or at all, if they had been aware that the market prices had been artificially and falsely inflated by the defendants' false and misleading statements and concealments. At the time of the purchase of FPA common stock by plaintiffs and the other members of the Class, the fair market value of said common stock was substantially less than the prices paid by plaintiffs. Plaintiffs and the other members of the Class have suffered substantial damages as a result.

                                    COUNT II

                     For Violations Of Section 20(a) Of The
                      Exchange Act Against Defendants Flam,
                        Lizerbram, Lash, Dresnick And FPA

        72.     Plaintiffs incorporate by reference Paragraphs 1-71.

        73. Individual Defendants Flam, Lizerbram, Lash and Dresnick are liable under Section 20(a) of the Exchange Act as control persons of FPA since, by virtue of their executive and directorial positions, their knowledge of and involvement in the Company's business, their stock ownership, and their power and ability to make public statements on behalf of the Company to shareholders, potential investors and the media, they had the power and ability to control the actions of the Company. FPA, in turn controlled each of the Individual Defendants.

                              BASIS OF ALLEGATIONS

        75. This Complaint is pleaded in accordance with the Federal Rules of Civil Procedure, including Rule 11. Because the PSLRA, Section 21D(c) of the Exchange Act (15 U.S.C. Section 78u-4(c)), requires complaints to be pleaded in conformance with Federal Rule of Civil Procedure 11, plaintiffs have alleged the foregoing based upon the investigation of their counsel, which included, a review of FPA's SEC filings, securities analysts, reports and advisories about the Company, press releases issued by the Company, media reports about the Company and discussions with consultants pursuant to Rule 1l(b)(3).

                            CLASS ACTION ALLEGATIONS

        76. Plaintiffs bring this action as a class action pursuant to Rule 23(a) and (b)(3) of the Federal Rules of Civil Procedure on behalf of a class (the "Class") consisting of all persons who purchased or otherwise acquired the common stock of FPA between February 27, 1997 and May 14, 1998, inclusive. Excluded from the Class are the defendants herein, members of each Individual Defendant's immediate family, any entity in which any defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors, and predecessors in interest or assigns of any such excluded party.

        77. Because FPA has millions of shares of common stock outstanding, and because the Company's common stock was actively traded, members of the Class are so numerous that joinder of all members is impracticable. While the exact number of Class members can only be determined by appropriate discovery, plaintiffs believe that Class members number at least in the thousands and that they are geographically dispersed. FPA has approximately 14.7 million shares of class A common stock and
27.1 million shares of class B common stock outstanding and actively traded over the counter in an efficient market. Record owners and other members of the Class may be identified from records maintained by FPA or its transfer agent and may be notified of the pendency of this action by mail, using a form of notice similar to that customarily used in securities class actions.

        78. Plaintiffs' claims are typical of the claims of the members of the Class, because plaintiffs and all of the Class members sustained damages arising out of defendants' wrongful conduct complained of herein.

        79. Plaintiffs will fairly and adequately protect the interests of the Class members and have retained counsel who are experienced and competent in class and securities litigation. Plaintiffs have no interests that are contrary to or in conflict with the members of the Class plaintiffs seek to represent.

        80. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since the joinder of all members is impracticable. Furthermore, as damages suffered by individual members of the class may be relatively small, the expense and burden of individual litigation make it impossible for the members of the Class individually to redress the wrongs done to them. There will be no difficulty in the management of this action as a class action.

     81. Questions of law and fact common to the members of the Class predominate over any questions that may affect only individual members, in that defendants have acted on grounds generally applicable to the entire Class. Among the questions of law and fact common to the Class are:

          (a) whether the federal securities laws were violated by defendants' acts as alleged herein;

          (b) whether the Company's publicly disseminated releases and statements during the Class Period omitted and/or misrepresented material facts and whether defendants breached any duty to convey material facts or to correct material facts previously disseminated;

          (c) whether defendants participated in and pursued the fraudulent scheme or course of business complained of;

          (d) whether the defendants acted willfully, with knowledge or recklessly, in omitting and/or misrepresenting material facts;

          (e) whether the market prices of FPA common stock during the Class Period were inflated artificially due to the material nondisclosures and/or misrepresentations complained of herein; and

          (f) whether the members of the Class have sustained damages and, if so, what is the appropriate measure of damages.

                               PRAYER FOR RELIEF

     WHEREFORE, plaintiffs pray for judgment as follows:

     1. Declaring this action to be a proper class action on behalf of the Class defined herein;

     2.   Awarding plaintiffs and the members of the Class compensatory damages;

     3. Awarding plaintiffs and the members of the Class prejudgment and post-judgment interest, as well as reasonable attorneys' fees, expert witness fees and other costs;

     4. Awarding extraordinary, equitable and/or injunctive relief as permitted by law, equity and the appropriate state law remedies; and

     5.   Awarding such other relief as this Court may deem just and proper.

                                  JURY DEMAND

     Plaintiffs demand a trial by jury.

DATED:    May 18, 1998                  MILBERG WEISS BERSHAD
                                        HYNES & LERACH LLP
                                        WILLIAM S. LERACH
                                        ALAN SCHULMAN
                                        DARRIN J. ROBBINS



                                         /s/ WILLIAMS S. LERACH
                                        ------------------------------
                                             WILLIAM S. LERACH

                                        600 West Broadway, Suite 1800
                                        San Diego, CA 92101
                                        Telephone: 619/231-1058



                                        BARRACK, RODOS & BACINE
                                        STEPHEN R. BASSER
                                        BLAIR A. NICHOLAS
                                        MATTHEW P. MONTGOMERY



                                         /s/ STEPHEN R. BASSER
                                        ------------------------------
                                             STEPHEN R. BASSER

                                        600 West Broadway, Suite 1700
                                        San Diego, CA 92101
                                        Telephone: 619/230-0800

                                                       REINHARDT & ANDERSON
                                                       RANDALL H. STEINMEYER
                                                       E-1000 First National
                                                        Bank Building
                                                       332 Minnesota Street
                                                       St. Paul, MN 55101
                                                       Telephone: 612/227-9990

                                                       Attorneys for Plaintiffs

BARRACK, RODOS & BACINE
Attorneys-At-Law

                              SWORN CERTIFICATION

     I, MICHAEL J. GIGLIO, hereby certify and swear as follows:

     1. I have reviewed a complaint against FPA Medical Management, Inc. alleging violations of the securities laws and authorize its filing;

     2. I am willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary;

     3. I have not within the 3 year period preceding the date hereof sought to serve, or served, as a representative party on behalf of a class in an action brought under the federal securities laws, unless noted hereafter: 3Com Corporation; Silicon Graphics, Inc.; and Vivus, Inc.;

     4. The following is a description of my transactions during the class period specified in the complaint in the shares of FPA Medical Management, Inc.:



(TRADE)
 DATE           NO. OF SHARES         P = PURCHASE/S = SOLD        PRICE/SHARE
4/15/98          3000                  S                           13-3/8
3/10/98          1000                  B                           17%
3/9/98           1000                  B                           18-1/2
10/31/97          500                  B                           25
10/18/87          500                  B                           35

BARRACK, RODOS & BACINA
Attorneys-At-Law

          5. I did not purchase shares of FPA Medical Management, Inc. at the direction of my counsel or in order to participate in any private action under the federal securities laws; and

          6. I will not accept any payment for serving as a representative party on behalf of a class beyond my pro rata share of any recovery, except as ordered or approved by the Court.

          I declare under penalty of perjury that the foregoing is true and correct.

Dated: May 18th, 1998                     /s/ MICHAEL J. GIGLIO
                                          ---------------------
                                              Michael J. Giglio

Reinhardt & Anderson
Attorneys at Law

                              SWORN CERTIFICATION

     I, Roger Rubinger, hereby certify and swear as follows:

     1. I have reviewed a complaint against FPA Medical, alleging violations of the securities laws;

     2. I am willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary;

     3. I have not within the 3 year period preceding the date hereof sought to serve, or served, as a representative party on behalf of a class in an action brought under the federal securities laws, unless noted hereafter;

     4. The following is a description of my transactions during the class period specified in the complaint in the shares of FPA Medical:

TRADE DATE      NO. OF SHARES      PURCHASE OR SALE      PRICE PER SHARE
----------      -------------      ----------------      ---------------
 12- 4-97           3,000                 P                  17.875
  1-12-98           2,000                 P                  15.875
  1-20-98           2,000                 P                  13.4375
  4-23-98           7,000                 S                  13.1875

     5. I did not purchase shares of FPA Medical, at the direction of my counsel or in order to participate in any private action under the federal securities laws;

                       [REINHARDT & ANDERSON LETTERHEAD]


     6. I will not accept any payment for serving as a representative party on behalf of a class beyond my pro rata share of any recovery, except as ordered or approved by the Court.

     I declare under penalty of perjury that the foregoing is true and correct.


Dated:  5-18, 1998.                     /s/ ROGER RUBINGER
                                        ----------------------------------------
                                        Signature

                               CIVIL COVER SHEET

JS 44
(Rev. 07/89)

The JS-44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except at provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON THE REVERSE OF THE FORM.)

I. (a) PLAINTIFFS

MICHAEL GIGLIO and ROGER RUBINGER, On Behalf of Themselves and All Others Similarly Situated


(b)  COUNTY OF RESIDENCE OF FIRST LISTED PLAINTIFF       Pennsylvania
                        (EXCEPT IN U.S. PLAINTIFF CASES) ------------

--------------------------------------------------------------------------------
(c)  ATTORNEYS (FIRM NAME, ADDRESS,AND TELEPHONE NUMBER)

William S. Lerach, Esq.

MILBERG WEISS BERSHAD HYNES & LERACH LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
619/231-1058

--------------------------------------------------------------------------------

DEFENDANTS

FPA MEDICAL MANAGEMENT, INC., SETH FLAM, SOL LIZERBRAM, STEVEN M. LASH, STEPHEN J. DRESNICK, HOWARD HASSMAN and JAMES A. LEBOVITZ

COUNTY OF RESIDENCE OF FIRST LISTED DEFENDANT
                                              ----------------------------------
                         (IN U.S. PLAINTIFF CASES ONLY)

NOTE:  IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND
       INVOLVED

--------------------------------------------------------------------------------

ATTORNEYS (IF KNOWN)




--------------------------------------------------------------------------------

II.  BASIS OF JURISDICTION                         (PLACE AN x IN ONE BOX ONLY)

[ ]  1.  U.S. Government                 [X] 3.  Federal Question
         Plaintiff                               (U.S. Government Not a Party)

[ ]  2.  U.S. Government                 [ ] 4.  Diversity
         Defendant                               (Indicate Citizenship of
                                                    Parties in Item III)

--------------------------------------------------------------------------------

III. CITIZENSHIP OF PRINCIPAL PARTIES                (PLACE AN x IN ONE BOX FOR
     (For Diversity Cases Only)             PLAINTIFF AND ONE BOX FOR DEFENDANT)

                          PTF    DEF                                 PTF   DEF

Citizen of This State    [ ] 1  [ ] 1    Incorporated or Principal  [ ] 4  [ ] 4
                                           Place of Business in
                                           This State

Citizen of Another       [ ] 2  [ ] 2    Incorporated and           [ ] 5  [ ] 5
  State                                    Principal Place of
                                           Business in Another
                                           State

Citizen or Subject of    [ ] 3  [ ] 3    Foreign Nation             [ ] 6  [ ] 6
  a Foreign Country

--------------------------------------------------------------------------------

IV. CAUSE OF ACTION

           (CITE THE U.S. CIVIL STATUTE UNDER WHICH YOU ARE FILING AND
                 WRITE A BRIEF STATEMENT OF CAUSE. DO NOT CITE
                   JURISDICTIONAL STATUTES UNLESS DIVERSITY.)



        COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS
        15 U.S.C. SECTIONS 78j(b) and 78t(a)

--------------------------------------------------------------------------------

V. NATURE OF SUIT (PLACE AN x IN ONE BOX ONLY)

--------------------------------------------------------------------------------
       CONTRACT                                   TORTS
--------------------------------------------------------------------------------

[ ] 110 Insurance             PERSONAL INJURY                PERSONAL INJURY
[ ] 120 Marine            [ ] 310 Airplane             [ ] 362 Personal Injury--
[ ] 130 Miller Act        [ ] 315 Airplane Product             Med Malpractice
[ ] 140 Negotiable                Liability            [ ] 365 Personal Injury--
        Instrument        [ ] 320 Assault, Libel &             Product Liability
[ ] 150 Recovery of               Slander              [ ] 368 Asbestos Personal
        Overpayment &     [ ] 330 Federal Employers'           Injury Product
        Enforcement of            Liability                    Liability
        Judgment          [ ] 340 Marine
[ ] 151 Medicare Act      [ ] 345 Marine Product             PERSONAL PROPERTY
[ ] 152 Recovery of               Liability            [ ] 370 Other Fraud
        Defaulted Student [ ] 350 Motor Vehicle        [ ] 371 Truth in Lending
        Loans (Excl.      [ ] 355 Motor Vehicle        [ ] 380 Other Personal
        Veterans)                 Product Liability            Property Damage
[ ] 153 Recovery of       [ ] 360 Other Personal       [ ] 385 Property Damage
        Overpayment of            Injury                       Product Liability
        Veteran's Benefits
[ ] 160 Stockholders'
        Suits
[ ] 190 Other Contract
[ ] 195 Contract Product
        Liability

--------------------------------------------------------------------------------
REAL PROPERTY                 CIVIL RIGHTS                 PRISONER PETITIONS
--------------------------------------------------------------------------------

[ ] 210 Land Condemnation   [ ] 441 Voting             [ ] 510 Motion to Vacate
[ ] 220 Foreclosure         [ ] 442 Employment                 Sentence
[ ] 230 Rent Lease &        [ ] 443 Housing/                   Habeas Corpus:
        Ejectment                   Accommodations     [ ] 530   General
[ ] 240 Torts to Land       [ ] 444 Welfare            [ ] 535   Death Penalty
[ ] 245 Tort Product        [ ] 440 Other Civil        [ ] 540 Mandamus & Other
        Liability                   Rights             [ ] 550 Other
[ ] 290 All Other Real
        Property

--------------------------------------------------------------------------------
 FORFEITURE/PENALTY            BANKRUPTCY                     OTHER STATUTES
--------------------------------------------------------------------------------
[ ] 610 Agriculture         [ ] 422 Appeal             [ ] 400 State
[ ] 620 Other Food & Drug           29 USC 158                 Reapportionment
[ ] 625 Drug Related        [ ] 423 Withdrawal         [ ] 410 Antitrust
        Seizure of                  29 USC 157         [ ] 430 Banks and Banking
        Property            -------------------------- [ ] 450 Commerce/ICC
        21 USC 851               PROPERTY RIGHTS               Rates/etc.
[ ] 630 Liquor Laws         -------------------------- [ ] 460 Deportation
[ ] 640 R.R & Truck         [ ] 820 Copyrights         [ ] 470 Racketeer
[ ] 650 Airline Regs        [ ] 830 Patent                     Influenced and
[ ] 660 Occupational        [ ] 840 Trademark                  Corrupt
        Safety/Health       --------------------------         Organizations
[ ] 690 Other                    SOCIAL SECURITY       [ ] 810 Selective Service
-------------------------   -------------------------- [X] 850 Securities/
         LABOR              [ ] 861 HIA (1395A)                Commodities/
-------------------------   [ ] 862 Black Lung (923)           Exchange
[ ] 710 Fair Labor          [ ] 863 DIWC/DIWW (405(g)) [ ] 875 Customer
        Standards Act       [ ] 864 SSID Title XVI             Challenge
[ ] 720 Labor/Mgmt.         [ ] 865 RSI (405(g))               12 USC 3410
        Relations                                      [ ] 891 Agricultural Acts
[ ] 730 Labor/Mgmt.         -------------------------- [ ] 892 Economic
        Reporting &             FEDERAL TAX SUITS              Stabilization
        Disclosure Act      --------------------------         Act
[ ] 740 Railway Labor       [ ] 870 Taxes (U.S.        [ ] 893 Environmental
        Act                         Plaintiff or               Matters
[ ] 790 Other Labor                 Defendant)         [ ] 894 Energy Allocation
        Litigation          [ ] 871 IRS--Third Party           Act
[ ] 791 Empl. Ret. Inc.             26 USC 7609        [ ] 895 Freedom of
        Security Act                                           Information Act
                                                       [ ] 900 Appeal of Fee
                                                               Determination
                                                               Under Equal
                                                               Access to Justice
                                                       [ ] 950 Constitutionality
                                                               of State Statutes
                                                       [ ] 890 Other Statutory
                                                               Actions

--------------------------------------------------------------------------------

VI. ORIGIN                               (PLACE AN x IN ONE BOX ONLY)


                                                                                  Transferred                            Appeal to
                                                                                  from                                   District
[X] 1 Original    [ ] 2 Removed    [ ] 3 Remanded     [ ] 4 Reinstated      [ ] 5 another    [ ] 6 Multidistrict   [ ] 7 Judge
      Proceeding        from State       from               or Reopened           district         Litigation            from
                        Court            Appellate                                (specify)                              Magistrate
                                         Court                                                                           Judgment

--------------------------------------------------------------------------------

VII. REQUESTED IN           CHECK IF THIS IS A CLASS ACTION        DEMAND $            Check YES only if demanded in complaint:
     COMPLAINT:         [X] UNDER F.R.C.P. 23                                          JURY DEMAND:   [X] YES   [ ] NO

--------------------------------------------------------------------------------
VIII. RELATED CASE(S)  (See instructions):
      IF ANY

                                     JUDGE              DOCKET NUMBER
                                          ------------               ----------


--------------------------------------------------------------------------------
DATE                             SIGNATURE OF ATTORNEY OF RECORD

MAY 18, 1998                     /s/ WILLIAM S. LERACH
--------------------------------------------------------------------------------

UNITED STATES DISTRICT COURT